Exhibit 99.1
Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2014

IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $3.5 million, or $.84 per basic and diluted share for the fiscal year ended June 30, 2014, compared to $3.7 million, or $.86 per basic and diluted share for the fiscal year ended June 30, 2013 and net income of $1.0 million, or $.25 per basic and diluted share for the three months ended June 30, 2014, compared to $944,000, or $.22 per basic and diluted share for the three months ended June 30, 2013.

For the year ended June 30, 2014, net interest income was $15.8 million compared to $14.5 million for the year ended June 30, 2013.  The provision for loan losses decreased to $502,000 for the year ended June 30, 2014, from $595,000 for the year ended June 30, 2013.  Interest income increased to $19.0 million for the year ended June 30, 2014, from $17.6 million for the year ended June 30, 2013.  Interest expense was $3.1 million for both the year ended June 30, 2014 and the year ended June 30, 2013.  Non-interest income decreased to $3.1 million for the year ended June 30, 2014, from $4.5 million for the year ended June 30, 2013.  Non-interest expense increased to $13.0 million for the year ended June 30, 2014, from $12.6 million for the year ended June 30, 2013.  For the year ended June 30, 2014, income tax expense totaled $1.9 million compared to $2.1 million for the year ended June 30, 2013.

Total assets at June 30, 2014 were $551.3 million compared to $547.5 at June 30, 2013.  Cash and cash equivalents increased to $12.7 million at June 30, 2014, from $6.6 million at June 30, 2013.   Investment securities decreased to $184.6 million at June 30, 2014, from $200.8 million at June 30, 2013.  Net loans receivable increased to $329.9 million at June 30, 2014, from $315.8 million at June 30, 2013.  Deposits increased to $404.6 million at June 30, 2014, from $371.2 million at June 30, 2013.  Total borrowings decreased to $56.8 million at June 30, 2014 from $87.5 million at June 30, 2013.  Stockholders’ equity increased to $82.1 million at June 30, 2014 from $81.7 million at June 30, 2013.  This increase was due to net income of $3.5 million and an increase in unrealized gains on securities available for sale of $1.5 million, partially offset by the repurchase of 278,535 shares of common stock at an aggregate cost of approximately $4.6 million.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from five full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, and Savoy, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation (“L.C.I.”), is the sale of property and casualty insurance.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data

(Dollars in thousands, except per share data)

	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	Year Ended June 30, 2014	Year Ended June 30, 2013
	(unaudited)	(unaudited)	(unaudited)
Interest income	$4,834	$4,499	$18,961	$17,610
Interest expense	799	758	3,148	3,099
Net interest income	4,035	3,741	15,813	14,511
Provision for loan losses	136	43	502	595
Net interest income after provision for loan losses	3,899	3,698	15,311	13,916
Non-interest income	830	1,094	3,068	4,489
Non-interest expense	3,155	3,316	13,040	12,638
Income before taxes	1,574	1,476	5,339	5,767
Income tax expense	570	532	1,862	2,057

Net income	$1,004	$944	$3,477	$3,710

Earnings per share – basic and diluted (1)	$0.25	$0.22	$0.84	$0.86
Weighted average shares outstanding – basic and diluted (1)	3,997,201	4,222,524	4,137,359	4,321,036

Performance Ratios

	Year Ended June 30, 2014	Year Ended June 30, 2013
	(unaudited)
Return on average assets	0.62%	0.70%
Return on average equity	4.26%	4.34%
Net interest margin on average interest earning assets	2.94%	2.86%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

Year Ended June 30, 2014		Year Ended June 30, 2013
	(unaudited)
Assets	$551,343	$547,535
Cash and cash equivalents	12,731	6,580
Investment securities	184,586	200,827
Net loans receivable	329,924	315,775
Deposits	404,593	371,203
Federal Home Loan Bank borrowings	56,750	87,500
Total stockholders’ equity	82,086	81,749
Book value per share (2)	18.75	17.89
Average stockholders’ equity to average total assets	14.61%	16.03%

Asset Quality

(Dollars in thousands)

Year Ended June 30, 2014		Year Ended June 30, 2013
	(unaudited)
Non-performing assets (3)	$3,202	$4,740
Allowance for loan losses	3,958	3,938
Non-performing assets to total assets	0.58%	0.87%
Allowance for losses to total loans	1.18%	1.23%

(1)	Shares outstanding do not include ESOP shares not committed for release.

(2)	Total stockholders’ equity divided by shares outstanding of 4,377,657 and 4,570,692 at June 30, 2014 and 2013, respectively.

(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.